Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 22, 2014	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended May 3, 2014 was $37.3 million, or $0.78 per share ($0.78 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended May 3, 2014 increased 0.7 percent to $271.7 million from net sales of $269.7 million for the prior year 13-week fiscal quarter ended May 4, 2013. Comparable store net sales for the 13-week period ended May 3, 2014 decreased 0.9 percent from comparable store net sales for the prior year 13-week period ended May 4, 2013. Online sales (which are not included in comparable store sales) increased 2.5 percent to $21.4 million for the 13-week period ended May 3, 2014, compared to net sales of $20.9 million for the 13-week period ended May 4, 2013.

Net income for the first quarter of fiscal 2014 was $37.3 million, or $0.78 per share ($0.78 per share on a diluted basis), compared with $37.6 million, or $0.79 per share ($0.78 per share on a diluted basis) for the first quarter of fiscal 2013.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (800) 230-1074 and reference the conference code 326712. A replay of the call will be available for a two-week period beginning today at 12:00 p.m. EDT by calling (800) 475-6701 and entering the conference code 326712.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 452 retail stores in 43 states. As of the end of the fiscal quarter, it operated 450 stores in 43 states compared with 443 stores in 43 states at the end of the first quarter of fiscal 2013.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 3, 2014	May 4, 2013

SALES, Net of returns and allowances	$271,675	$269,712

COST OF SALES (Including buying, distribution, and occupancy costs)	154,475	152,705

Gross profit	117,200	117,007

OPERATING EXPENSES:
Selling	47,794	47,290
General and administrative	10,194	10,460
	57,988	57,750

INCOME FROM OPERATIONS	59,212	59,257

OTHER INCOME, Net	345	350

INCOME BEFORE INCOME TAXES	59,557	59,607

PROVISION FOR INCOME TAXES	22,215	22,055

NET INCOME	$37,342	$37,552

EARNINGS PER SHARE:
Basic	$0.78	$0.79

Diluted	$0.78	$0.78

Basic weighted average shares	47,886	47,698
Diluted weighted average shares	48,049	47,933

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	May 3, 2014	February 1, 2014 (1)	May 4, 2013

CURRENT ASSETS:
Cash and cash equivalents	$169,716	$164,868	$116,601
Short-term investments	22,092	20,197	27,566
Receivables	4,832	4,318	4,176
Inventory	119,206	124,141	105,894
Prepaid expenses and other assets	28,560	28,613	26,506
Total current assets	344,406	342,137	280,743

PROPERTY AND EQUIPMENT	400,624	393,656	383,901
Less accumulated depreciation and amortization	(239,964)	(235,087)	(217,396)
	160,660	158,569	166,505

LONG-TERM INVESTMENTS	45,987	43,436	36,094
OTHER ASSETS	2,151	2,151	2,265

	$553,204	$546,293	$485,607

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$36,439	$37,147	$40,746
Accrued employee compensation	12,904	36,933	13,435
Accrued store operating expenses	10,529	9,983	10,703
Gift certificates redeemable	18,794	23,131	17,674
Income taxes payable	21,415	16,187	21,062
Total current liabilities	100,081	123,381	103,620

DEFERRED COMPENSATION	13,724	12,797	11,890
DEFERRED RENT LIABILITY	38,231	37,564	38,441
OTHER LIABILITIES	10,270	10,621	11,331
Total liabilities	162,306	184,363	165,282

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 48,374,622 shares at May 3, 2014, 48,336,392 shares at February 1, 2014, and 48,322,955 shares at May 4, 2013	484	483	483
Additional paid-in capital	126,401	124,134	120,170
Retained earnings	264,851	238,151	200,598
Accumulated other comprehensive loss	(838)	(838)	(926)
Total stockholders’ equity	390,898	361,930	320,325

	$553,204	$546,293	$485,607

(1) Derived from audited financial statements.